Exhibit 2.1

    THIS AGREEMENT OF MERGER (this "Agreement") is made as of June 25, 1998 by and among SOUTHERN CALIFORNIA WATER COMPANY, a California corporation ("SCW"), SCW ACQUISITION CORP., a California corporation ("MergeCo"), and AMERICAN STATES WATER COMPANY, ("HoldingCo"), a California corporation, with reference to the following facts:

     A. SCW has authorized capital consisting of (i) 30,000,000 shares of Common Stock, with par value of $2.50 per share ("SCW Common Stock"), of which 8,957,671 shares have been issued and are outstanding; (ii) 83,200 shares of Preferred Stock (the "SCW Preferred Stock"), with par value of $25.00 per share, of which 32,000 shares of the 4% Series have been issued and are outstanding, 32,000 shares of the 4 1/4% Series have been issued and are outstanding, and 19,200 of the 5% Series have been issued and are outstanding; and (iii) 150,000 shares of Preferred Stock, with a Par Value of $100 per share, none of which have been issued.

     B. MergeCo has authorized capital consisting of 1,000 shares of Common Stock, with no par value per share
          ("MergeCo Common Stock"), 100 shares of which have been issued and are outstanding and are beneficially owned of record by HoldingCo.

     C. HoldingCo has authorized capital consisting of (i) 30,000,000 shares of Common Stock, no par value and a stated value of $2.50 per share ("HoldingCo Common Stock"), of which 100 shares are issued and outstanding and beneficially owned of record by SCW,
          (ii) 83,200 shares of Preferred Stock (the "HoldingCo Preferred Stock"), with par value of $25.00 per share, of which 32,000 shares are of the 4% Series, 32,000 shares are of the 4 1/4% Series, and 19,200 shares are of the 5% Series, and none of which shares have been issued or are outstanding; and (iii) 150,000 shares of New Preferred Stock, with no par value and a stated value of $100 per share, none of which have been issued or are outstanding.

      D. The Boards of Directors of the respective parties hereto deem it advisable to merge MergeCo with and into SCW in accordance with the California General Corporation Law (the "CGCL") and this Agreement for the purpose of establishing HoldingCo as the parent corporation of SCW in a transaction intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties agree that (i) MergeCo shall be merged with and into SCW, (ii) SCW shall be the corporation surviving such merger, and (iii) the terms and conditions of such merger, the mode of carrying it into effect, and the manner of converting and exchanging shares of capital stock shall be as follows:

                            ARTICLE 1

                           THE MERGER

        1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, MergeCo shall be merged (the "Merger") with and into SCW at the Effective Time (as defined below). Following the Merger, the separate corporate existence of MergeCo shall cease and SCW shall continue as the surviving corporation (SCW, as the surviving corporation, being sometimes referred to herein as the "Surviving Corporation"), and shall succeed to and assume all the rights and obligations of SCW and of MergeCo in accordance with the CGCL.

        1.2 Closing. The closing of the Merger shall take place at 10:00 a.m. on a date specified by the parties (the
"Closing Date"), at the offices of O'Melveny & Myers LLP, 400
South Hope Street, Los Angeles, California 90071.

        1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the California Secretary of State (i) a copy of this Agreement of Merger, (ii) an officer's certificate for each of MergeCo and SCW, and (iii) a certificate of satisfaction of the California Franchise Tax Board for MergeCo, all as required by Section 1103 of the CGCL (such documents, the "Merger Documents"), and shall make all other filings or recordings required under the CGCL. The Merger shall become effective at 12:01 a.m., July 1, 1998 (such date and time being the "Effective Time").

        1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 1107 of the CGCL and all other effects specified in the applicable provisions of the CGCL.

                               ARTICLE 2

            TERMS OF CONVERSION AND EXCHANGE OF SHARES

        At the Effective Time:

        2.1 SCW Common Stock. Each share of SCW Common Stock or fraction thereof issued and outstanding immediately prior to the Merger shall be automatically changed and converted into one share of HoldingCo Common Stock or fraction thereof, which shall thereupon be issued and fully-paid and non-assessable.

        2.2 SCW Preferred Stock. Each share of each series of SCW Preferred Stock issued and outstanding immediately prior to the Merger shall be automatically changed and converted into the same number of shares of the same series of HoldingCo Preferred Stock, which shall thereupon be issued and fully-paid and non-assessable.

        2.3 MergeCo Shares. The shares of MergeCo Common Stock issued and outstanding immediately prior to the Merger shall be automatically changed and converted into all of the issued and outstanding shares of Common Stock of the Surviving Corporation, which shall thereupon be issued and fully-paid and non-assessable, with the effect that the number of issued and outstanding shares of Common Stock of the Surviving Corporation shall be the same as the number of issued and outstanding shares of MergeCo Common Stock immediately prior to the Effective Time.

        2.4     HoldingCo Shares.  Each share of HoldingCo Common
Stock owned or held by SCW immediately prior to the Merger shall be canceled.

                         ARTICLE 3

              ARTICLES OF INCORPORATION AND BYLAWS

        3.1 Articles of Incorporation. Upon the Effective Time and until amended or modified in accordance therewith or pursuant to applicable law, the articles of incorporation set forth as Appendix A hereto shall be the articles of incorporation of Surviving Corporation.

        3.2 Bylaws. Upon the Effective Time and until amended or modified in accordance therewith pursuant to applicable law, the bylaws of SCW in effect on the effective time shall be the bylaws of Surviving Corporation.

                             ARTICLE 4

                      DIRECTORS AND OFFICERS

        4.1 Directors and Officers. The persons who are directors and officers of SCW immediately prior to the Merger shall continue as directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the Bylaws of the Surviving Corporation. If, at or following the Effective Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.

                              ARTICLE 5

                         STOCK CERTIFICATES

        5.1 Pre-Merger SCW Common Share Certificates and SCW Preferred Shares Certificates. Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing SCW Common Shares or SCW Preferred Shares, as the case may be, may, but shall not be required to, surrender the same to HoldingCo for cancellation or transfer, and thereupon each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of Holding Common Shares or series of HoldingCo Preferred Shares, as the case may be, as the SCW Common Shares or series of SCW Preferred Shares previously represented by the stock certificate(s) so surrendered.

        5.2 Outstanding Certificates. Until surrendered or presented for transfer in accordance with Section 5.1 above, each outstanding stock certificate which, prior to the Effective Time, represented SCW Common Shares or a series of SCW Preferred Shares, as the case may be, shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of HoldingCo Common Shares or series of HoldingCo Preferred Shares, as the case my be, as though such surrender or transfer and exchange and taken place.

        5.3 SCW Stock Transfer Books. The stock transfer books for SCW Common Shares and each series of SCW Preferred Shares shall be deemed to be closed at the Effective Time such that no transfer of SCW Common Shares or any series of SCW Preferred Shares shall thereafter be made on such books.

        5.4 Post-Merger Rights of Holders. Following the Effective Time, the holders of certificates representing SCW Common Shares and each series of SCW Preferred Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to stock of the Surviving Corporation and their sole rights shall be with respect to the HoldingCo Common Shares or series of HoldingCo Preferred Shares, respectively, into which their SCW Common shares or series of SCW Preferred Shares shall have been converted in connection with the Merger.

                         ARTICLE 6

                   CONDITIONS OF THE MERGER

     Completion of the Merger is subject to the satisfaction of the following conditions:

        6.1 SCW Shareholder Approval. The principal terms of this Agreement shall have been approved by shares constituting a majority of the combined voting power of the outstanding Common Shares and Preferred Shares. Each outstanding Common Share shall be entitled to one-tenth of a vote and each outstanding Preferred Share shall be entitled to one vote.

        6.2     HoldingCo Common Stock Listed.  The HoldingCo
Common Stock to be issued and to be reserved for issuance pursuant to the Merger shall have been approved for listing, upon official notice of issuance, by the New York Stock Exchange.

        6.3 CPUC Approval. The California Public Utilities Commission shall have approved the formation of a holding company structure for SCW pursuant to this agreement of merger in a form substantially similar to the Agreement, subject only to conditions deemed reasonable by the Board of Directors of SCW.

        6.4 Tax Opinion. The Company shall have received from O'Melveny & Myers LLP an opinion to the effect that the Merger will constitute a tax-free reorganization for federal income tax purposes.

                          ARTICLE 7

                  AMENDMENT AND TERMINATION

        7.1 Amendment. Subject to applicable law, the parties to this Agreement, by mutual consent of their respective boards of directors, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of this Agreement by the pre-Merger shareholders of SCW (as provided in Section 6.1 above).

        7.2 Termination. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement may be abandoned at any time, whether before or after approval of this Agreement by the pre-Merger shareholders of SCW, by action of the board of directors of SCW if such board of directors determines for any reason that the completion of the transactions provided for herein would for any reason be inadvisable or not in the best interests of SCW or its shareholders.

                      ARTICLE 8

                    MISCELLANEOUS

        8.1 Approval of HoldingCo Shares. By its execution and delivery of this Agreement, SCW, as the sole pre-Merger shareholder of HoldingCo, consents to, approves and adopts this Agreement and approves the Merger, subject to approval of this Agreement by the pre-Merger shareholders of SCW and the satisfaction of all other conditions specified in Article 6 above.

        8.2 Approval of MergeCo Shares. By its execution and delivery of this Agreement, HoldingCo, as the sole pre-Merger shareholder of MergeCo, consents to, approves and adopts this Agreement and approves the Merger, subject to approval of this Agreement by the pre-Merger shareholders of SCW and the satisfaction of all other conditions specified in Article 6 above.

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       IN WITNESS WHEREOF, SCW, HoldingCo and MergeCo, pursuant
to approval and authorization duly given by resolutions adopted by their respective boards of directors, have each caused this Agreement to be executed by its chairman of the board or its president or one of its vice presidents and by its secretary or one of its assistant secretaries.

                    SOUTHERN CALIFORNIA WATER COMPANY,
                    a California corporation

                    By: /s/ Floyd E. Wicks
                        ---------------------------
                    Name:  Floyd E. Wicks
                    Title:  President

                    By:  /s/ McClellan Harris III
                         __________________________
                    Name:  McClellan Harris III
                    Title:  Secretary

                    AMERICAN STATES WATER COMPANY,
                    a California corporation

                    By:  /s/ Floyd E. Wicks
                         --------------------------
                    Name:  Floyd E. Wicks
                    Title:  President

                    By:  /s/ McClellan Harris III
                         --------------------------
                    Name:  McClellan Harris III
                    Title:  Secretary


                    SCW ACQUISITION CORP.,
                    a California corporation

                    By:  /s/ Floyd E. Wicks
                         -------------------------
                    Name:  Floyd E. Wicks
                    Title:  President

                    By:  /s/ McClellan Harris III
                         --------------------------
                    Name:  McClellan Harris III
                    Title:  Secretary